Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Provides Clinical Development Program Overview and Reports Financial Results for Second Quarter 2013

Conference call to be held on Thursday, August 8 at 4:30 pm Eastern Time

BOTHELL, WA and VANCOUVER, British Columbia, Aug. 8, 2013 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today provided an overview of clinical development activities for its two product candidates, custirsen and apatorsen (OGX-427), and announced second quarter 2013 financial results.

Custirsen Program Update

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The primary registration Phase 3 SYNERGY trial, designed to evaluate a survival benefit for custirsen in combination with first-line docetaxel chemotherapy in men with metastatic castrate-resistant prostate cancer (CRPC), completed enrollment in 2012. As a result of death events occurring more slowly than previously expected, the anticipated timing of the pre-specified number of events is currently projected to occur late in the first quarter or early in the second quarter of 2014. These survival results are expected to be announced in mid-2014. No conclusion regarding the possible outcome of the trial can or should be drawn from the fact that death events have occurred more slowly than expected.

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Patient enrollment continues in the additional Phase 3 custirsen trials, AFFINITY and ENSPIRIT. The AFFINITY trial will evaluate the potential survival benefit of custirsen in combination with Jevtana® (cabazitaxel) as second-line chemotherapy in men with metastatic CRPC, and ENSPIRIT will evaluate the potential survival benefit of combining custirsen with docetaxel as second-line chemotherapy in patients with advanced or metastatic non-small cell lung cancer (NSCLC).

Apatorsen (OGX-427) Program Update

•	The Company announced that the United States Adopted Names Council has approved the use of the nonproprietary generic name “apatorsen” for OGX-427.

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In July 2013, the Company announced that enrollment has been completed in Borealis-1™, a company-sponsored, randomized, placebo-controlled Phase 2 trial of apatorsen in combination with first-line gemcitabine and cisplatin in patients with metastatic bladder cancer. Approximately 180 patients have been randomized into Borealis-1 at 55 clinical sites throughout North America and Europe. The primary endpoint of the trial is overall survival and data are expected to be available in the the second-half of 2014.

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In August 2013, the Company announced initiation of patient enrollment in the Spruce™ clinical trial. Spruce is an investigator-sponsored, randomized, double-blind, placebo-controlled Phase 2 trial evaluating apatorsen in patients with previously untreated advanced non-squamous NSCLC.

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In addition to Borealis-1 and Spruce, as part of the ORCA™ (Ongoing Studies Evaluating Treatment Resistance in CAncer) program, apatorsen is currently being evaluated in the following investigator-sponsored, randomized Phase 2 trials across four tumor types. Recent updates to additional ORCA trials are as follows:

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The Borealis-2™ Trial was initiated in April 2013 and is currently enrolling patients. This investigator-sponsored, randomized, open-label Phase 2 trial is evaluating apatorsen in combination with docetaxel in patients with advanced or metastatic bladder cancer who have disease progression following first-line platinum-based chemotherapy. Borealis-2 aims to enroll approximately 200 patients.

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The Cedar™ Trial is an investigator-sponsored, randomized, open-label Phase 2 trial evaluating apatorsen in previously untreated patients with advanced squamous cell lung cancer. Plans to initiate Cedar were announced in May 2013. The trial aims to enroll approximately 140 patients and is being conducted in the UK.

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The Rainier™ Trial is an investigator-sponsored, randomized, placebo-controlled Phase 2 trial evaluating apatorsen in combination with ABRAXANE® (paclitaxel protein-bound particles for injectable suspension)(albumin-bound) and gemcitabine in approximately 130 patients with previously untreated metastatic pancreatic cancer. Plans for Rainier were announced in May 2013 and patient enrollment is expected to begin in mid-2013.

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The Pacific™ Trial is an investigator-sponsored, randomized, open-label Phase 2 trial evaluating apatorsen in approximately 80 men with metastatic CRPC who are experiencing rising prostate-specific antigen (PSA) while receiving Zytiga® (abiraterone acetate). The trial was initiated in December 2012 and is currently enrolling at sites in the United States and Canada.

Second Quarter 2013 Financial Update and Results

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Revenue for the three and six months ended June 30, 2013 increased to $6.3 million and $11.4 million, respectively. This compares to $2.4 million and $3.7 million, respectively, in the same periods in 2012. The increases in 2013 compared to 2012 were due to an increase in revenue earned through the Company’s strategic collaboration with Teva, as a result of the clinical development activities associated with the AFFINITY trial that was initiated in August 2012.

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Total operating expenses for the three and six months ended June 30, 2013 increased to $15.7 million and $29.1 million, respectively, compared to $8.4 million and $15.2 million, respectively, in the same periods in 2012. The increases in 2013 compared to 2012 were due primarily to increased clinical trial expenses associated with patient enrollment in the AFFINITY and Borealis-1 trials, higher costs directly associated with efforts to increase patient enrollment, increased employee expenses due to an increase in the number of employees to support our clinical development activities and increased toxicology and preclinical expenses related to apatorsen. These increases were partially offset by lower apatorsen manufacturing costs due to the timing of manufacturing activities.

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Net loss for the second quarter and six months ended June 30, 2013 was $8.4 million, or $0.57 per diluted common share, and $15.1 million, or $1.03 per diluted common share, respectively. Net loss for the second quarter and six months ended June 30, 2012 was $4.2 million, or $0.29 per diluted common share, and $11.1 million, or $0.89 per diluted common share, respectively. The net loss in the six months ended June 30, 2013 included a non-cash gain on revaluation of the warrant liability of $2.3 million.

•	The Company had $57.0 million in cash, cash equivalents and short-term investments as of June 30, 2013, compared to $75.4 million as of December 31, 2012.

•	2013 cash guidance:

•	Net cash requirements are expected to be in the range of $40 - $50 million.

•	Year-end cash, cash equivalents and short-term investments are expected to be in the range of $25 - $35 million.

•	Based on its current expectations, the Company believes its capital resources as of June 30, 2013 will be sufficient to fund its currently planned operations into 2015.

•	At August 8, 2013, The Company had 14,680,395 shares outstanding.

Conference Call Details

OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Thursday, August 8, 2013, to provide a business update and discuss the second quarter 2013 results.

A live event will be available on the Investor Relations section of the OncoGenex website at www.OncoGenex.com. Alternatively, you may access the live conference call by dialing 877-606-1416 (U.S. & Canada) or 707-287-9313 (International). A replay of the webcast will be available approximately two hours after the call and will be archived for 90 days.

ABOUT ONCOGENEX

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, such as expected clinical trial completion and design, statements regarding the potential benefits and potential development of our product candidates and statements regarding our future expenses and the use and adequacy of our cash resources. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among others, the risk that our product candidates will not demonstrate the hypothesized or expected benefits, the risk of delays in our expected clinical trials, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product candidates and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

ORCA™, Borealis-1™, Borealis-2™, Spruce™, Cedar™, Rainier ™ and Pacific™, are registered trademarks of OncoGenex Pharmaceuticals, Inc.

ABRAXANE® is a registered trademark of Celgene Corporation

JEVTANA® is a registered trademark of sanofi-aventis

Zytiga® is a registered trademark of the Johnson & Johnson Corporation

Media Contact:

Jaime Welch

jwelch@oncogenex.com

604-630-5403

Investor Relations Contact:

Susan Specht

sspecht@oncogenex.com

425-686-1535

Consolidated Statements of Loss

(In thousands, except per share and share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Collaboration revenue	$6,340	$2,429	$11,416	$3,745

Operating expenses:
Research and development	13,263	6,326	24,118	11,408
General and administrative	2,473	2,047	4,973	3,784

Total operating expenses	15,736	8,373	29,091	15,192

Loss from operations	(9,396)	(5,944)	(17,675)	(11,447)
Other income (expense)	976	1,729	2,558	372

Net loss	$(8,420)	$(4,215)	$(15,117)	$(11,075)

Basic and diluted net loss per share	$(0.57)	$(0.29)	$(1.03)	$(0.89)

Weighted average number of basic and diluted common shares	14,673,771	14,554,502	14,667,244	12,394,869

Consolidated Balance Sheets

(In thousands)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets:
Cash, cash equivalents, short term investments and restricted cash	$57,306	$75,697
Interest receivable	300	327
Amounts receivable	6,439	714
Prepaid expenses and other current assets	3,542	3,755
Property, equipment and other assets	1,721	1,523

Total assets	$69,308	$82,016

Liabilities and stockholders’ equity:
Accounts payable and accrued liabilities	$10,540	$7,050
Current portion of long-term obligations	1,089	1,084
Warrant liability	1,087	3,422
Long term liabilities	3,907	4,253
Stockholders’ equity	52,685	66,207

Total liabilities and stockholders’ equity	$69,308	$82,016